UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                         ------------------------------

        Date of Report (Date of earliest event reported): April 29, 2005

                         GALAXY NUTRITIONAL FOODS, INC.
             (Exact Name of Registrant as Specified in its Charter)


          Delaware                        1-15345                25-1391475
(State or other jurisdiction     (Commission File Number)      (IRS Employer
      of incorporation)                                      Identification No.)


           2441 Viscount Row                                        32809
            Orlando, Florida                                      (Zip Code)
(Address of principal executive offices)

       Registrant's telephone number, including area code: (407) 855-5500

         (Former name or former address, if changed since last report.)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 2   Financial Information

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 27, 2003, the Company obtained from Textron Financial Corporation ("Textron") a revolving credit facility (the "Textron Loan") with a maximum principal amount of $7,500,000 pursuant to the terms and conditions of a Loan and Security Agreement dated May 27, 2003 (the "Textron Loan Agreement"). The Textron Loan is secured by the Company's inventory, accounts receivable and all other assets. Generally, subject to the maximum principal amount, which can be borrowed under the Textron Loan and certain reserves that must be maintained during the term of the Textron Loan, the amount available under the Textron Loan for borrowing by the Company from time to time is equal to the sum of (i) 85% of the net amount of its eligible accounts receivable plus (ii) 60% of the Company's eligible inventory not to exceed $3,500,000. As of May 5, 2005, the outstanding principal balance on the Textron Loan was approximately $6,401,918.

Textron has determined that the credit risk related to one of the Company's larger customers has increased substantially enough to downgrade their accounts receivable and has deemed such accounts receivable as ineligible for purposes of calculating the Company's borrowing base under the Textron Loan. This action by Textron has placed the Company into an over-advance position with respect to the Textron Loan. On April 29, 2005, Textron enacted an increase in the interest rate charged on the outstanding amount of the Textron Loan in accordance with the provisions under the Textron Loan Agreement due to this over-advance position. Effective as of April 29, 2005, the Company's interest rate has been increased from Prime plus 1.75% to Prime plus 4.75% (10.5% at May 5, 2005). Additionally, Textron has stated that all future advance requests will be made at Textron's sole discretion, and at no time will Textron approve advances which would result in over-advances exceeding $750,000 of the borrowing base under the Textron Loan. The Company and Textron are working together to establish a formal short-term line extension. Based on operating projections, the Company believes that it will re-establish its overall eligible collateral with Textron such that it will not be in an over-advance position within the next three to four fiscal quarters. Therefore, the Company anticipates that any over-advance position or the need for a line extension would be eliminated within the current fiscal year ending March 31, 2006.

On May 28, 2003, the Company consolidated a new $2,000,000 loan with its existing March 2000 term loan with Wachovia Bank (formerly SouthTrust Bank), which had a then outstanding principal balance of $8,131,985 for a total term loan amount of $10,131,985. The revised term loan bears interest at Wachovia's prime rate of interest plus 1% (6.75% at May 5, 2005), and is due in increasing principal installments by June 2009. As of May 5, 2005, the outstanding principal balance on the Wachovia Loan is $8,021,985. An event of default under the Textron Loan would allow Wachovia to declare an event of default under the Company's existing term loan based on a cross-default provision in their loan agreement.

Textron and Wachovia are currently working with the Company toward an acceptable solution, and Textron is allowing the Company to operate in the over-advance position described above. The Company is attempting to establish a formal line extension with Textron or secure alternate financing to cure the over-advance position. However, there are no assurances that the Company will establish a line extension or secure alternate financing on terms acceptable to the Company. In the event the Company is unable to establish a line extension, secure alternate financing or otherwise resolve the over-advance position, Textron and Wachovia could exercise their respective rights under their loan documents which could include, among other things, declaring defaults under the loans and pursuing foreclosure of the Company's assets which are pledged as collateral for such loans. If such an event occurred with either Textron or Wachovia, it would be substantially more difficult for the Company to effectively continue the operation of its business in its ordinary course.


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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        GALAXY NUTRITIONAL FOODS, INC.


May 5, 2005                             By: /s/ Michael Broll
                                            ------------------------------------

                                        Name:  Michael Broll
                                               ---------------------------------

                                        Title: Chief Executive Officer
                                               ---------------------------------